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U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

1.   Name and Address of Reporting Person: John P. Crowe,
      1015 West 54th Street, Kansas City, MO 64112

2.   Issuer Name and Ticker or Trading Symbol:
            INDUSTRIAL ECOSYSTEMS, INC.(IECS)

3.   IRS or Social Security Number of Reporting Person (Voluntary):

4.   Statement for Month/Year: 11/01

5.   If Amendment, Date of Original (Month/Year):

6.   Relationship of Reporting Person(s) to Issuer (Check all Applicable)
     (X) Director ( ) Officer, give title below (X) 10% Owner ( ) Other
     Title:

7.   Individual or Joint/Group Filing (Check Applicable Line)
     (X) Form filed by One Reporting Person
     ( ) Form filed by More than One Reporting Person

TABLE I
NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

1. Title of Security:  Common Stock

2. Transaction Date (Month/Day/Year):
   a. 10/04/01
   b. 10/29/01

3. Transaction Code:
   a. Code: P
   b. Code: P

4. Securities Acquired (A) or Disposed of (D):
   a. (A) Amount: 20,000
   b. (A) Amount: 10,000

5. Amount of Securities Beneficially Owned at End of Month: 19,790,998

6. Ownership Form:  Direct (D) or Indirect (I): (D) 19,675,998 (I) 115,000

7. Nature of Indirect Beneficial Ownership:

      85,000 shares in John P Crowe Co. Profit Sharing Plan

      20,000 shares in IRA account

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TABLE II
DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF OR BENEFICIALLY OWNED

1. Title of Derivative Security: Options
2. Conversion or Exercise Price of Derivative Security: $0.09
3. Transaction Date (Month/Day/Year): n/a
4. Transaction Code: n/a
5. Number of Derivative Securities Acquired (A) or Disposed of (D): 0
6. Date Exercisable and Expiration Date (Month/Day/Year):

     Amount    Exercisable             Expiration
  ----------   -----------             ----------
   1,066,057      07/01/00               06/30/05

7. Title and Amount of Underlying Securities: Common Stock

8. Price of Derivative Security: n/a

9. Number of Derivative Securities Beneficially Owned at End of Month:
1,066,057

10. Ownership Form of Derivative Security:  Direct (D) or Indirect (I):

           (D)    1,066,057          (I)        0

11.  Nature of Indirect Beneficial Ownership: n/a

Explanation of Responses:

Signature of Reporting Person: /S/John P. Crowe

Date: 11/15/01